EXHIBIT 99.1
TAL INTERNATIONAL GROUP, INC. REPORTS SECOND QUARTER 2008
RESULTS AND DECLARES QUARTERLY DIVIDEND
Purchase, New York, August 5, 2008 — TAL International Group, Inc. (NYSE: TAL), one of the world’s largest lessors of intermodal freight containers and chassis, today reported results for the second quarter and six months ended June 30, 2008.
Adjusted pre-tax income (1), excluding unrealized gains / losses on interest rate swaps, was $26.6 million in the second quarter of 2008, compared to $21.1 million in the second quarter of 2007, an increase of approximately 26%. The Company focuses on pre-tax results since it considers unrealized gains / losses on interest rate swaps to be unrelated to operating performance and since it does not expect to pay any significant income taxes for a number of years due to the availability of accelerated tax depreciation on its existing container fleet and planned future equipment purchases.
Leasing revenues for the second quarter of 2008 were $77.9 million compared to $68.8 million in the second quarter of 2007. EBITDA (2) was $69.8 million for the quarter versus $58.0 million in the prior year period, an increase of approximately 20%. Adjusted EBITDA (3), including principal payments on finance leases, was $76.1 million for the quarter versus $64.4 million in the prior year period.
Adjusted Net Income (4), excluding unrealized gains / losses on interest rate swaps, was $17.2 million for the second quarter of 2008, compared to $13.5 million in the second quarter of 2007, an increase of approximately 27%. Adjusted Net Income per fully diluted common share was $0.52 in the second quarter of 2008, versus $0.41 per fully diluted common share in the second quarter of 2007.
Reported net income for the second quarter of 2008 was $40.3 million, versus net income of $20.8 million, in the second quarter of 2007. Net income per fully diluted common share was $1.23 for the second quarter of 2008, versus $0.62 per fully diluted common share in the second quarter of 2007.
“We continued to achieve outstanding results in the second quarter of 2008,” commented Brian M. Sondey, President and CEO of TAL International. “Our adjusted pre-tax income increased over 25% from the second quarter of 2007, reflecting our significant fleet growth, high utilization and exceptional trading margins and disposal gains. In the second quarter, we experienced strong leasing demand for all of our major container types, as we continued to benefit from solid global containerized trade growth and reduced direct purchases of containers by our customers. Year-to-date, we have generated lease commitments covering approximately 125,000 TEU of containers. In addition, container prices increased over 10% during the second quarter and are up nearly 35% from the end of last year, which increases the re-lease and disposal performance of our fleet.”

Adjusted pre-tax income(1), excluding unrealized gains / losses on interest rate swaps, was $52.5 million in the first six months of 2008, compared to $41.5 million in the first six months of 2007, an increase of approximately 27%.
Leasing revenues for the six months of 2008 were $155.3 million compared to $137.0 million in the first six months of 2007. EBITDA (2) was $137.2 million for the first six months of 2008 versus $114.8 million in the same period last year, an increase of approximately 20%. Adjusted EBITDA (3), including principal payments on finance leases, was $150.0 million for the first six months of 2008 versus $126.4 million in the prior year period.
Adjusted Net Income (4), excluding unrealized gains / losses on interest rate swaps, was $33.9 million for the first six months of 2008, compared to $26.7 million in the prior year period, an increase of approximately 27%. Adjusted Net Income per fully diluted common share was $1.03 for the first six months of 2008, compared to Adjusted Net Income per fully diluted common share of $0.80 in the prior year period.
Reported net income for the first six months of 2008 was $36.5 million, versus net income of $31.9 million, in the prior year period. Earnings per fully diluted common share for the first six months of 2008 were $1.11, versus $0.95 per fully diluted common share in the prior year period.
Outlook
Mr. Sondey continued “While forecasters are starting to express concerns about the health of the major economies in Europe and the impact that a European slowdown would have on the Asia to Europe trade, overall global trade growth is still expected to remain solid for 2008 and 2009, and we continue to experience strong demand for leased containers. In addition, we expect to benefit as containers committed to leases in the second quarter are picked up in the third quarter. We expect used container disposal prices to remain high for the rest of the year, though the size of our disposal gains may decrease if disposal volumes drop due to the strong leasing demand for our used equipment. Third-party trading margins are also likely to revert to more normal levels. Overall, we expect our results for the second half of the year to stay well ahead of last year’s level and be flat to slightly up from the level achieved in the first half of 2008.”
Dividend
TAL’s board of directors has approved and declared a $0.4125 per share quarterly cash dividend on its issued and outstanding common stock, payable on September 12, 2008 to shareholders of record at the close of business on August 21, 2008.
Investors’ Webcast
TAL will hold a Webcast at 9 a.m. (New York time) on Wednesday, August 6th to discuss its fiscal second quarter and six month results. An archive of the Webcast will be available one hour after the live call through Friday August 29, 2008. To access the live Webcast or archive, please visit the Company’s Web site at http://www.talinternational.com.

About TAL International Group, Inc.
TAL is one of the world’s largest lessors of intermodal freight containers and chassis with 20 offices in 11 countries and approximately 192 third party container depot facilities in 38 countries. The Company’s global operations include the acquisition, leasing, re-leasing and subsequent sale of multiple types of intermodal containers. TAL’s fleet consists of approximately 711,000 containers and related equipment representing approximately 1,165,000 twenty-foot equivalent units (TEU). This places TAL among the world’s largest independent lessors of intermodal containers and chassis as measured by fleet size.
Contact
Jeffrey Casucci
Vice President
Treasury and Investor Relations
(914) 697-2900
Important Cautionary Information Regarding Forward-Looking Statements
Statements in this press release regarding TAL International Group, Inc.’s business that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements involve risks and uncertainties, are only predictions and may differ materially from actual future events or results. For a discussion of such risks and uncertainties, see “Risk Factors” in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 10, 2008.
The Company’s views, estimates, plans and outlook as described within this document may change subsequent to the release of this statement. The Company is under no obligation to modify or update any or all of the statements it has made herein despite any subsequent changes the Company may make in its views, estimates, plans or outlook for the future.
(1) Adjusted pre-tax income is a non-GAAP measurement we believe is useful in evaluating our operating performance. The Company’s definition and calculation of adjusted pre-tax income is outlined in the attached schedules.
(2) EBITDA is a non-GAAP measurement we believe are useful in evaluating our operating performance. The Company’s definition and calculation of EBITDA is outlined in the attached schedules.
(3) Adjusted EBITDA is a non-GAAP measurement we believe are useful in evaluating our operating performance. The Company’s definition and calculation of Adjusted EBITDA is outlined in the attached schedules.
(4) Adjusted net income is a non-GAAP measurement we believe is useful in evaluating our operating performance. The Company’s definition and calculation of adjusted net income is outlined in the attached schedules.
(1)(2)(3)(4) Please see page 7 for a detailed reconciliation of these financial measurements.
-Financial Tables Follow-

TAL INTERNATIONAL GROUP, INC.
Consolidated Balance Sheets
(Dollars in thousands, except share data)

	June 30,	December 31,
	2008	2007
	(Unaudited)
Assets:
Leasing equipment, net of accumulated depreciation and allowances of $320,709 and $283,159	$1,406,426	$1,270,942
Net investment in finance leases	209,429	193,986
Equipment held for sale	39,295	35,128

Revenue earning assets	1,655,150	1,500,056

Cash and cash equivalents (including restricted cash of $18,199 and $18,059)	70,104	70,695
Accounts receivable, net of allowances of $700 and $961	45,673	41,637
Leasehold improvements and other fixed assets, net of accumulated depreciation and amortization of $3,643 and $3,142	2,317	2,767
Goodwill	71,898	71,898
Deferred financing costs	8,468	6,880
Fair value of derivative instruments	4,346	830
Other assets	8,075	11,124

Total assets	$1,866,031	$1,705,887

Liabilities and stockholders’ equity:
Equipment purchases payable	$80,662	$26,994
Fair value of derivative instruments	18,800	18,726
Accounts payable and other accrued expenses	41,089	36,481
Deferred income tax liability	75,406	55,555
Debt	1,253,485	1,174,654

Total liabilities	1,469,442	1,312,410

Stockholders’ equity:
Preferred stock, $.001 par value, 500,000 shares authorized, none issued	—	—
Common stock, $.001 par value, 100,000,000 shares authorized, 33,486,816 and 33,482,316 shares issued and outstanding, respectively	33	33
Treasury stock, at cost, 774,379 and 412,279 shares, respectively	(17,126)	(9,171)
Additional paid-in capital	395,884	395,230
Retained earnings	15,624	4,858
Accumulated other comprehensive income	2,174	2,527

Total stockholders’ equity	396,589	393,477

Total liabilities and stockholders’ equity	$1,866,031	$1,705,887

TAL INTERNATIONAL GROUP, INC.
Consolidated Statements of Operations
(Dollars and shares in thousands, except earnings per share)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Revenues:
Leasing revenues:
Operating leases	$72,802	$64,450	$145,234	$128,430
Finance leases	5,092	4,397	10,048	8,598

Total leasing revenues	77,894	68,847	155,282	137,028

Equipment trading revenue	24,050	13,876	46,704	23,114
Management fee income	782	1,552	1,507	3,141
Other revenues	432	457	763	1,021

Total revenues	103,158	84,732	204,256	164,304

Expenses:
Equipment trading expenses	20,249	12,157	41,312	20,344
Direct operating expenses	7,331	7,592	14,408	14,563
Administrative expenses	11,845	9,871	21,632	19,738
Depreciation and amortization	27,345	24,686	54,173	49,182
Provision for doubtful accounts	155	212	202	329
Net (gain) on sale of leasing equipment	(6,196)	(3,081)	(10,496)	(5,501)
Interest and debt expense	15,801	12,195	30,530	24,106
Unrealized (gain) on interest rate swaps	(35,843)	(11,240)	(4,098)	(8,049)

Total expenses	40,687	52,392	147,663	114,712

Income before income taxes	62,471	32,340	56,593	49,592
Income tax expense	22,153	11,576	20,068	17,742

Net income	$40,318	$20,764	$36,525	$31,850

Net income per common share — Basic	$1.24	$0.63	$1.12	$0.96

Net income per common share — Diluted	$1.23	$0.62	$1.11	$0.95

Weighted average number of common shares outstanding — Basic	32,579	33,199	32,608	33,191
Weighted average number of common shares outstanding — Diluted	32,773	33,401	32,771	33,394

Cash dividends paid per common share	$0.7875	$0.375	$0.7875	$0.675

Non-GAAP Financial Measures
     We use the terms “EBITDA”, “Adjusted EBITDA”, “Adjusted Pre-tax Income”, and “Adjusted Net Income” throughout this press release. EBITDA is defined as net income before interest and debt expense, income tax expense and depreciation and amortization, and excludes unrealized gains/losses on interest rate swaps. Adjusted EBITDA is defined as EBITDA plus principal payments on finance leases.
     Adjusted Pre-tax Income is defined as income before income taxes as further adjusted for certain items which are described in more detail below, which management believes are not representative of our operating performance. Adjusted Pre-tax Income excludes the unrealized gains/losses on interest rate swaps. Adjusted Net Income is defined as net income further adjusted for the items discussed above, net of income tax.
     EBITDA, Adjusted EBITDA, Adjusted Pre-tax Income, and Adjusted Net Income are not presentations made in accordance with GAAP, and should not be considered as alternatives to, or more meaningful than, amounts determined in accordance with GAAP, including net income, or net cash from operating activities.
     We believe that EBITDA, Adjusted EBITDA, Adjusted Pre-tax Income, and Adjusted Net Income are useful to an investor in evaluating our operating performance because:
     — these measures are widely used by securities analysts and investors to measure a company’s operating performance without regard to items such as interest and debt expense, income tax expense, depreciation and amortization and unrealized gains/losses on interest rate swaps, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired;
     — these measures help investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure, our asset base and certain non-routine events which we do not expect to occur in the future; and
     — these measures are used by our management for various purposes, including as measures of operating performance to assist in comparing performance from period to period on a consistent basis, in presentations to our board of directors concerning our financial performance and as a basis for strategic planning and forecasting.
     We have provided reconciliations of net income, the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA in the tables below for the three and six months ended June 30, 2008 and 2007.
     Additionally, we have provided reconciliations of income before income taxes and net income, the most directly comparable GAAP measures to Adjusted Pre-tax Income and Adjusted Net Income in the tables below for the three and six months ended June 30, 2008 and 2007.

TAL INTERNATIONAL GROUP, INC.
Non-GAAP Reconciliations of EBITDA and Adjusted EBITDA
(Dollars in Thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Net income	$40,318	$20,764	$36,525	$31,850
Add (subtract):
Depreciation and amortization	27,345	24,686	54,173	49,182
Interest and debt expense	15,801	12,195	30,530	24,106
Income tax expense	22,153	11,576	20,068	17,742
Unrealized (gain) on interest rate swaps	(35,843)	(11,240)	(4,098)	(8,049)

EBITDA	69,774	57,981	137,198	114,831
Add:
Principal payments on finance leases	6,368	6,422	12,832	11,553

Adjusted EBITDA	$76,142	$64,403	$150,030	$126,384

TAL INTERNATIONAL GROUP, INC.
Non-GAAP Reconciliations of Adjusted Pre-tax Income and Adjusted Net Income
(Dollars in Thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Income before income taxes	$62,471	$32,340	$56,593	$49,592
Add (subtract):
Unrealized (gain) on interest rate swaps	(35,843)	(11,240)	(4,098)	(8,049)

Adjusted pre-tax income	$26,628	$21,100	$52,495	$41,543

Net income	$40,318	$20,764	$36,525	$31,850
Add (subtract)(a):
Unrealized (gain) on interest rate swaps	(23,132)	(7,217)	(2,645)	(5,169)

Adjusted net income	$17,186	$13,547	$33,880	$26,681

(a)	All net income adjustments are reflected net of income taxes.